SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------

                                 SCHEDULE 13G*
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)



                              Shoe Carnival, Inc.
                               (Name of Issuer)

                             Class A Common Stock
                        (Title of Class of Securities)

                                   824889109
                                (CUSIP Number)

                               October 23, 2000
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 13 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP No. 824889109                    13G                 Page 2 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB CAPITAL PARTNERS, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                867,197
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                867,197
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                867,197
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                7.3%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 824889109                    13G                 Page 3 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB CAPITAL PARTNERS II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                13,289
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                13,289
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                13,289
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.1%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 824889109                    13G                 Page 4 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB CAPITAL ADVISORS, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                880,486
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                880,486
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                880,486
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                7.4%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP No. 824889109                    13G                 Page 5 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB OVERSEAS CAPITAL MANAGEMENT, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                60,854
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                60,854
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                60,854
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!





CUSIP No. 824889109                    13G                 Page 6 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB CAPITAL MANAGEMENT, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                60,854
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                60,854
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                60,854
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP No. 824889109                    13G                 Page 7 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SCOTT A BOMMER
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             United States of America
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                941,340
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                941,340
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                941,340
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                7.9%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 824889109                    13G                 Page 8 of 13 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Shoe Carnival, Inc.
     (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at 8233 Baumgart Road
 Evansville, IN 47725
 United States

Item 2(a).     Name of Person Filing:

     This statement is filed by:

            (i) SAB Capital Partners, L.P., a Delaware limited partnership ("SAB"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (ii) SAB Capital Partners II, L.P., a Delaware limited partnership ("SAB II"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (iii) SAB Capital Advisors, L.L.C., a Delaware limited liability company (the "General Partner"), which serves as the general partner of each of SAB and SAB II (together, the "Partnerships"), with respect to shares of Common Stock directly owned by each of the Partnerships;

            (iv) SAB Overseas Capital Management, L.P., a Delaware limited partnership (the "Investment Manager"), which serves as investment manager to and has investment discretion over the securities held by SAB Overseas Fund, Ltd., a Cayman Islands exempted company ("SAB Overseas"), with respect to shares of Common Stock directly owned by SAB Overseas;

            (v) SAB Capital Management, L.L.C., a Delaware limited liability company (the "IMGP"), which serves as the general partner to the Investment Manager, with respect to shares of Common Stock directly owned by SAB Overseas; and

	            (vi)  Mr. Scott A. Bommer ("Mr. Bommer"), who serves as the
	                  managing member of the General Partner and of the IMGP,
	                  with respect to shares of Common Stock directly owed by the
	                  Partnerships and SAB Overseas.

	     The foregoing persons are hereinafter sometimes collectively referred to
	as the "Reporting Persons."  Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.




CUSIP No. 824889109                    13G                 Page 9 of 13 Pages

	Item 2(b).     Address of Principal Business Office or, if None, Residence:

	     The address of the business office of each of the Reporting Persons is
	650 Madison Avenue, 26th Floor, New York, N.Y. 10022.

	Item 2(c).     Citizenship:

	     Each of the Partnerships, the General Partner, the Investment Manager and
the IMGP is organized under the laws of the State of Delaware.  Mr. Bommer is a
	 citizen of the United States of America.

	Item 2(d).     Title of Class of Securities:

	     Class A Common Stock (the "Common Stock")

	Item 2(e).  CUSIP Number:

	     824889109

	Item 3.  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
	(c), check whether the person filing is a:

	          (a) [ ] Broker or dealer registered under Section 15 of the Act,

	          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

	          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

	          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

	          (e) [ ]   Investment Adviser in accordance with Rule
	                    13d-1 (b)(1)(ii)(E),

	          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

	          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

	          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

	          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

	          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

	If this statement is filed pursuant to 13d-1(c), check this box:  [x]




CUSIP No. 824889109                    13G                Page 10 of 13 Pages

	Item 4.   Ownership.

	     A. SAB Capital Partners, L.P.
	          (a) Amount beneficially owned:  867,197
	          (b) Percent of class:  7.3%
	              The percentages used herein and in the
	              rest of this Schedule 13G are calculated based upon the 11,941,066 shares of Common Stock issued and outstanding on
	September 1, 2000, as reflected in the Company's Form 10-Q for the quarterly period ended July 29, 2000.
	          (c) Number of shares as to which such person has:
	              (i) Sole power to vote or direct the vote:  -0-
	              (ii) Shared power to vote or direct the vote:  867,197
	              (iii) Sole power to dispose or direct the disposition:  -0-
	              (iv) Shared power to dispose or direct the
	                   disposition:  867,197

	     B. SAB Capital Partners II, L.P.
	          (a) Amount beneficially owned:  13,289
	          (b) Percent of class:  0.1%
	          (c) Number of shares as to which such person has:
	              (i) Sole power to vote or direct the vote:  -0-
	              (ii) Shared power to vote or direct the vote:  13,289
	              (iii) Sole power to dispose or direct the disposition:  -0-
	              (iv) Shared power to dispose or direct the
	                   disposition:  13,289

	     C. SAB Capital Advisors, L.L.C.
	          (a) Amount beneficially owned:  880,486
	          (b) Percent of class:  7.4%
	          (c) Number of shares as to which such person has:
	              (i) Sole power to vote or direct the vote:  -0-
	              (ii) Shared power to vote or direct the vote:  880,486
	              (iii) Sole power to dispose or direct the disposition:  -0-
	              (iv) Shared power to dispose or direct the
	                   disposition:  880,486

	     D. SAB Overseas Capital Management, L.P.
	          (a) Amount beneficially owned:  60,854
	          (b) Percent of class:  0.5%
	          (c) Number of shares as to which such person has:
	              (i) Sole power to vote or direct the vote:  -0-
	              (ii) Shared power to vote or direct the vote:  60,854
	              (iii) Sole power to dispose or direct the disposition:  -0-
	              (iv) Shared power to dispose or direct the
	                   disposition:  60,854





CUSIP No. 824889109                    13G                Page 11 of 13 Pages

	     E. SAB Capital Management, L.L.C.
	          (a) Amount beneficially owned:  60,854
	          (b) Percent of class:  0.5%
	          (c) Number of shares as to which such person has:
	              (i) Sole power to vote or direct the vote:  -0-
	              (ii) Shared power to vote or direct the vote:  60,854
	              (iii) Sole power to dispose or direct the disposition:  -0-
	              (iv) Shared power to dispose or direct the
	                   disposition:  60,854

	     F. Scott A. Bommer
	          (a) Amount beneficially owned:  941,340
	          (b) Percent of class:  7.9%
	          (c) Number of shares as to which such person has:
	              (i) Sole power to vote or direct the vote:  -0-
	              (ii) Shared power to vote or direct the vote:  941,340
	              (iii) Sole power to dispose or direct the disposition:  -0-
	              (iv) Shared power to dispose or direct the
	                   disposition:  941,340

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     SAB Overseas, a client of the Investment Manager, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported in this Schedule 13G. SAB Overseas does not hold more than five percent of the class of securities reported herein.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.




CUSIP No. 824889109                    13G                Page 12 of 13 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  October 27, 2000


                                  /S/ Scott A Bommer
                                  -------------------------------------
                                  Scott A Bommer,
                                  individually and as managing member of
                                  (a) SAB Capital Advisors, L.L.C.,
                                  for itself and as the general partner of
                                  (i) SAB Capital Partners, L.P. and
                                  (ii) SAB Capital Partners II, L.P.; and
                                  (b) SAB Capital Management, L.L.C.,
                                  for itself and as the general partner of
                                  SAB Overseas Capital Management, L.P.




CUSIP No. 824889109                    13G                Page 13 of 13 Pages

                                 EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  October 27, 2000


                                  /S/ Scott A Bommer
                                  -------------------------------------
                                  Scott A Bommer,
                                  individually and as managing member of
                                  (a) SAB Capital Advisors, L.L.C.,
                                  for itself and as the general partner of
                                  (i) SAB Capital Partners, L.P. and
                                  (ii) SAB Capital Partners II, L.P.; and
                                  (b) SAB Capital Management, L.L.C.,
                                  for itself and as the general partner of
                                  SAB Overseas Capital Management, L.P.






2035257.2